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Exhibit 3.7

CERTIFICATE OF FORMATION

OF

CROSSTEX ENERGY GP, LLC

        The undersigned, being a person authorized to form a limited liability company under the Delaware Limited Liability Company Act, hereby adopts the following Certificate of Formation for such limited liability company:

1.
The name of the limited liability company is Crosstex Energy GP, LLC.

2.
The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Crosstex Energy GP, LLC as of July 10, 2002.

/s/ William W. Davis William W. Davis Authorized Person

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  Exhibit 3.7
CERTIFICATE OF FORMATION OF CROSSTEX ENERGY GP, LLC